Exhibit 99.1

Zynerba Pharmaceuticals Appoints John P. Butler to Board of Directors

DEVON, Pa., April 16, 2018 —  Zynerba Pharmaceuticals, Inc. (NASDAQ:ZYNE), a clinical-stage specialty neuropsychiatric pharmaceutical company dedicated to developing and commercializing innovative pharmaceutically-produced transdermal cannabinoid treatments for rare and near-rare neurological and psychiatric disorders with high unmet medical needs, today announced the appointment of John Butler to its board of directors. Mr. Butler serves as the President, Chief Executive Officer and member of the Board of Directors at Akebia Therapeutics.

“We are excited to welcome John to our Board at such an important time in our evolution,” said Armando Anido, Chairman and Chief Executive Officer of Zynerba. “John is a recognized leader in our industry, and his extensive operational and commercialization experience in rare diseases will be instrumental as we execute on our vision to bring new therapeutic options to patients with rare and debilitating neuropsychiatric disorders.”

Mr. Butler has served as the President, Chief Executive Officer and member of the Board of Directors of Akebia Therapeutics, Inc. since 2013, where he has led the company through its IPO and multiple strategic partnering transactions. Previously Mr. Butler served as the Chief Executive Officer of Inspiration Biopharmaceuticals, Inc. where he led the transactions that resulted in the sale of Inspiration’s hemophilia assets to Cangene Corporation and Baxter International for a total aggregate consideration that could exceed one billion dollars. From 1997 to 2011, Mr. Butler held various positions of increasing strategic importance at Genzyme Corporation, culminating in his tenure as President of the company’s rare genetic diseases business. Prior to his work at Genzyme, Mr. Butler held sales and marketing positions at Amgen and Hoffmann-La Roche. He was a member of the Board of Directors of Relypsa, Inc. from 2013 to 2016, and Chairman of the Board at Keryx Biopharmaceuticals, from 2015 to 2017. Mr. Butler received a B.A. in Chemistry from Manhattan College and an M.B.A. degree from Baruch College, City University of New York.

“This is an important and exciting time for Zynerba as they initiate a pivotal program in Fragile X syndrome mid-year and begin their transition into a commercial stage company,” said Mr. Butler. “I look forward to contributing to the Company’s success as they work to change the lives of people living with certain rare and near-rare neuropsychiatric diseases and their families.”

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals (NASDAQ: ZYNE) is a clinical-stage specialty pharmaceutical company dedicated to developing and commercializing innovative pharmaceutically-produced transdermal cannabinoid treatments for rare or near-rare neuropsychiatric diseases with high unmet medical needs.

We are dedicated to improving the lives of people with severe health conditions by developing cannabinoid medicines designed to meet the rigorous efficacy and safety standards established by global regulatory agencies. Through the discovery and development of these potentially life-changing medicines, Zynerba seeks to improve the lives of patients battling severe, chronic health conditions including Fragile X syndrome, refractory epilepsies, Tourette Syndrome, and other neuropsychiatric disorders. Learn more at www.zynerba.com and follow the Company on Twitter at @ZynerbaPharma.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. For example, there can be no guarantee that the Company will obtain approval for ZYN002 from the U.S. Food and Drug Administration (FDA) or foreign regulatory authorities; even if ZYN002 are approved, the Company may not be able to obtain the label claims that it is seeking from the FDA. In addition, the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated.  Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the success, cost and timing of the Company’s product development activities, studies and clinical trials; the success of competing products that are or become available; the Company’s ability to commercialize its product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates; and the Company’s expectations regarding its ability to obtain and adequately maintain sufficient intellectual property protection for its product candidates. This list is not exhaustive and these and other risks are described in the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact

Will Roberts, VP Investor Relations and Corporate Communications

Zynerba Pharmaceuticals

484.581.7489

robertsw@zynerba.com